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                                       EXHIBIT 2.3
                    TECHNOLOGY PURCHASE AGREEMENT DATED JULY 30, 1997 BETWEEN STAR TECHNOLOGIES, INC. AND COMPURAD, INC.


     THIS AGREEMENT is made as of the 30th day of July 1997 between Star Technologies, Inc., a Delaware corporation with offices at 515 Shaw Road, Sterling, Virginia 20166 ("Seller"), and CompuRAD, Inc., a Delaware corporation having its principal office at 1350 North Kolb Road, Tucson, Arizona 85715 ("Buyer").

     WHEREAS, Seller has developed certain software products known as the Image Management Server ("IMS") and the Film Image Scan System ("FISS") (IMS and FISS hereinafter, collectively, the "Products"), which Seller markets and licenses for use as a medical information management solution (the "Business");

     WHEREAS, Buyer desires to purchase from Seller all rights, title and interests in and to the Products and other assets as set forth herein; and,

     WHEREAS, Seller is willing to sell to Buyer all rights, title and interests in and to the Products and the other assets as set forth herein on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises, covenants and conditions contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                 I. DEFINITIONS

     1.1 "Technology" means all intellectual property, know-how and information owned by Seller and relating to the Products. As further described in Schedule 1.1, Technology may be recorded or fixed in written or other form and includes, but is not limited to, all current, previous, enhanced and
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developmental versions of the source and object codes for the Products and all documentation related thereto, all design specifications, all copyrights pertaining or relating to the Products, operators' manuals, user documentation, system documentation and other manuals related to the Products (including all flowcharts, system procedures and program component descriptions), all procedures for the modification and preparation for the release of enhanced versions of the Products, all available testing data relative to the installation and checkout of the Products, including but not limited to all Device Master Records ("DMRs") for the Products, all Device History Records ("DHRs") for the Products, all Food and Drug Administration ("FDA") compliance documents, all correspondence between or among Seller and the FDA, and all copyrights (collectively, the "Proprietary Rights"); all of Seller's right, title and interest in and to the names IMS and FISS or similar words or phrases; all trade secrets, know-how, inventions, models, confidential business information, product designs, processes, drawings, formulae, customer lists, supplies and distribution lists, price lists, technical and engineering data, trade information, catalogs and marketing materials and other intellectual property rights relating to the Products (collectively, the "Other Proprietary Rights"); all licenses and similar agreements to which Seller is a party, either as licensee or licensor, relating to Other Proprietary Rights (collectively, "Licenses"); and, except as set forth in Section V hereto, the exclusive worldwide rights to market and service the Products and any Derivative Products.

     1.2 "Related Documentation" means documentation in which Seller owns intellectual property rights, including those items listed in Schedule 1.2 attached hereto, as well as user manuals, operator manuals, maintenance manuals, published product specifications and other such documentation normally distributed with the Products.

     1.3 "Derivative Product" means a computer program or documentation based upon any portion of the Technology or Related Documentation, such as an abridgment, condensation, addition, extension, improvement, change, enhancement or update, or any other form in which the Technology or Related Documentation may be recast, transformed or adapted.

     1.4 "Contractual Rights" means and includes any and all rights under any contracts, agreements or other documents in any manner related to the ownership, possession, lease or use of the Assets, or to the ownership, operation or conduct of the Business, including, but not limited to, purchase and sales orders, all service and support contracts, all other contracts necessary, convenient or required in order to carry on the Business, and all of Seller's rights to service its customers, all customer records and other pertinent books and records. The Contractual Rights include, but are not limited to, the contractual rights listed in Schedule 1.4.

     1.5 "Equipment" means and includes all items listed on Schedule 1.5, including, but not limited to, the indicated demonstration and development equipment related to the Products.

     1.6 "Assets" means and includes the Technology, the Related Documentation, the Contractual Rights and the Equipment, as such terms are defined herein.

                 II. SALE AND PURCHASE OF TECHNOLOGY AND ASSETS

     2.1 Subject to Article V, Reservation of Rights, Seller hereby sells, transfers and assigns to Buyer, and Buyer hereby purchases, acquires and/or accepts from Seller, all of Seller's rights, title and interests in and to the Assets.

     2.2 Seller agrees to promptly execute and deliver to Buyer upon Buyer's written request any such further instruments of conveyance, transfer, assignment and other similar documents and shall take such other actions as are reasonably necessary to perfect, record, and/or preserve Buyer's
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ownership rights in and to the Assets.

     2.3 Seller shall deliver all the Assets to Buyer, at Buyer's principal office, no later than five (5) days after execution of this Agreement (the "Transfer Date") by both parties.

           III. REPRESENTATIONS AND WARRANTIES AND COVENANTS OF SELLER

     To induce Buyer to enter into this Agreement and to purchase the Assets, Seller hereby makes the following representations, warranties and covenants. Seller acknowledges and agrees that Buyer is entitled to rely and has relied on the following representations, warranties and covenants.

     3.1 Organization and Standing. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Seller has the requisite corporate power and corporate authority to own the Assets.

     3.2  Capacity; Authority; Consents.

     (a) Seller has full corporate power, legal capacity and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of the obligations of Seller hereunder have been duly authorized by the Board of Directors, and no other corporate proceedings on the part of Seller are necessary in connection therewith. This Agreement constitutes, and each other instrument or document to be executed and delivered by Seller will constitute, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms;

     (b) Neither the execution and delivery of this Agreement by Seller, the consummation of the transactions contemplated hereby nor the performance of Seller's obligations hereunder will (i) violate any provision of the Certificate of Incorporation, as amended, or By-Laws, as amended, of Seller; (ii) violate any statute, code, ordinance, rule or regulation of any jurisdiction applicable to Seller or the Assets; (iii) violate any judgment, order, writ, decree, injunction or award of any court, arbitrator, mediator, government or governmental agency or instrumentality, which is binding upon Seller or which would have an adverse effect on the Assets; (iv) violate, breach, conflict with, constitute a default under (whether with notice or lapse of time, or both), result in termination of or accelerate the performance required by any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller is a party or by which Seller, or the Assets is bound; or (v) except as set forth in Section 6.6, result in the creation of any lien, security interest, charge or other encumbrance upon any of the Assets; and

     (c) No consents, approvals, filings or registrations with or by any governmental agency or instrumentality or any other person or entity are necessary in connection with the execution or delivery by Seller of this Agreement, the consummation by Seller of the transactions contemplated hereby, or the performance of Seller's obligations hereunder.

     3.3 Absence of Defaults. Seller is not in default under, or in violation of, any provision of its Certificate of Incorporation, as amended, or By-Laws, as amended, or any indenture, mortgage, deed of trust, loan agreement or similar debt instrument, or any other agreement to which it is a party or by which it is bound or to which any of its properties is subject, nor is Seller aware of any fact, circumstance or event which has occurred which, upon notice, lapse of time or both, would constitute such a default or violation. Seller is not in violation of any statute, rule, regulation or order of any court or federal, state or local governmental agency or instrumentality having
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jurisdiction over it or any of the Assets.

     3.4 Litigation and Claims. Except as provided on Schedule 3.4, there is no action, suit or proceeding pending, or to the Seller's knowledge, threatened against or affecting the Seller in any court, before any arbitrator or before or by any governmental body which (i) affects the validity or enforceability of this Agreement, (ii) affects the Assets, or (iii) could materially and adversely affect the ability of Seller to perform Seller's obligations hereunder, or under any document to be delivered pursuant hereto.

     3.5 Compliance with Laws. Seller is in compliance with and not in default under or in violation of any applicable federal, state or local statutes, ordinances, rules, regulations, safety standards, environmental standards or any other applicable law in connection with the ownership or use of the Assets. Seller is not insolvent and the transfer of the Assets provided for herein does not constitute a fraudulent conveyance or any other violation of creditor rights.

     3.6 Assets Owned Directly By Seller. The Assets are owned and operated by the corporate entity of the Seller directly and exclusively and not through (i) a direct or indirect subsidiary, partnership, joint venture or other entity of any kind or (ii) any stockholder or affiliate thereof.

     3.7 No Payments Owed on Assets. The Seller does not owe any payments to any party with respect to a prior purchase of any Assets to be transferred to Buyer herein. Seller is not a party to any patent, license or royalty agreements in connection with its Assets requiring it to pay any license or royalty fees to any party in connection therewith.

     3.8  Intellectual Property.

     (a) Seller owns and possesses all right, title and interest in and to the Assets, free and clear of all liens, security interests and encumbrances; and no claim has been made or threatened by any third party against Seller contesting the validity, enforceability, use or ownership of any of the Assets;

     (b) Seller has, and immediately after the transfer, Buyer will have, the right and authority to use the Assets as presently conducted. Such use does not currently conflict with, infringe upon or violate the proprietary rights of any other person or entity;

     (c) Seller will execute such documents as may be necessary and will otherwise cooperate with Buyer in connection with any registrations or assignments of registrations undertaken in connection with the Assets transferred to Buyer hereunder, all at Seller's cost and expense; and

     (d) Except as set forth in Schedule 3.8(d), Seller has not granted to any third party any license, right or other interest in the Assets.

      3.9 Title to Assets. Seller has and will as of the Transfer Date have good and marketable title to the Assets, free and clear of all liens, deeds of trust, mortgages, pledges, charges, security interests, encumbrances, claims, conditional sales agreements, licenses, covenants, conditions, restrictions on transfer, and other rights or interests in favor of any third party whatsoever. No officer, director, stockholder or employee of Seller owns or has any interest, directly or indirectly, in any of the Assets.

     3.10 No Contractual Defaults. The contracts listed in Schedule 1.4 constitute all contracts, written or oral, to which Seller is a party and which affect the Assets, Seller's title thereto, or the use or maintenance of the Assets in connection with the Business. Except as otherwise disclosed
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in Schedule 1.4, Seller has performed all obligations required to be performed to date, is not in default under any such contract, has no knowledge of any event or knows of no fact which, with notice or lapse of time, or both, would constitute a default by any party to any such contract.

     3.11 Full Disclosure. The representations, warranties, covenants and statements of Seller in this Agreement, including those in any Schedule attached hereto, or in any certificate or other document furnished by Seller to Buyer pursuant to this Agreement, are complete, current and accurate, do not contain or will not contain any untrue statement of material fact, and do not omit or will not omit to state any material fact necessary to make each representation, warranty, covenant and statement accurate and not misleading in any material respect. Seller has, and prior to the Transfer Date shall have, provided to Buyer, in writing, any information necessary to insure that the representations, warranties, or statements made to Buyer are complete, current and accurate and are not misleading in any material respect.

     3.12 Brokers. No broker or finder has acted for Seller in connection with this Agreement or the transactions contemplated hereby and no broker or finder is entitled to any brokerage commissions, finder's fee or other compensation based on agreements or arrangements made by Seller.

     3.13 Confidentiality. All of the Assets and information and documentation furnished by Seller to Buyer pursuant to this Agreement is confidential. Seller has not disclosed any of the source code relating to the Products, and any documents relating thereto, to any third parties and has taken all reasonable measures to protect the secrecy of, and avoid disclosure, dissemination or the unauthorized use of all source code relating to the Products, and any documents relating thereto. Seller shall provide to Buyer all confidential documents and other materials containing, reflecting or referring to such information, shall keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. Seller's obligation to keep such information confidential and to not use such information shall continue for an indefinite period after the execution of this Agreement and shall extend to the directors, officers, employees and agents of Seller. The obligation to keep such information confidential shall not apply to any information which (i) was then generally known to the public; (ii) became known to the public through no fault of Seller or any of its directors, officers, employees or agents; or (iii) was disclosed by a third party unaffiliated with Seller who was not bound by an obligation of confidentiality to Seller; nor shall the obligation to keep such information confidential apply to disclosures required to be made in accordance with any law or regulation or any order of a court of competent jurisdiction.

     3.14 Liabilities Excluded. This Agreement is for the purchase and sale of the Assets only. Accordingly, notwithstanding any other provision hereof, this Agreement excludes, and Buyer does not assume, any liabilities of Seller, except as specifically set forth herein. As provided herein, Seller's obligations to trade creditors and other persons having claims against Seller shall be paid by Seller. Any and all other accounts payable or other obligations or liabilities accruing to and existing on the Transfer Date are and shall remain the sole obligation and responsibility of Seller.

            IV. REPRESENTATIONS AND WARRANTIES AND COVENANTS OF BUYER

     To induce Seller to enter into this Agreement and to sell the Assets, Buyer hereby makes the following representations, warranties and covenants. Buyer acknowledges and agrees that Seller is entitled to rely and has relied on the following representations, warranties and covenants.

     4.1 Organization and Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer has the requisite corporate power and corporate authority to purchase the Assets.
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     4.2  Capacity; Authority; Consents.

     (a) Buyer has full corporate power, legal capacity and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of the obligations of Buyer hereunder have been duly authorized by the Board of Directors, and no other corporate proceedings on the part of Buyer are necessary in connection therewith. This Agreement constitutes, and each other instrument or document to be executed and delivered by Buyer will constitute, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms;

     (b) Neither the execution and delivery of this Agreement by Buyer, the consummation of the transactions contemplated hereby nor the performance of Buyer's obligations hereunder will (i) violate any provision of the Certificate of Incorporation, as amended, or By-Laws, as amended, of Buyer; (ii) violate any statute, code, ordinance, rule or regulation of any jurisdiction applicable to Buyer or the Assets; (iii) violate any judgment, order, writ, decree, injunction or award of any court, arbitrator, mediator, government or governmental agency or instrumentality, which is binding upon Buyer; (iv) violate, breach, conflict with, constitute a default under (whether with notice or lapse of time, or both), result in termination of or accelerate the performance required by any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer is a party or by which Buyer is bound; or (v) result in the creation of any lien, security interest, charge or other encumbrance upon any of the Assets; and

     (c) No consents, approvals, filings or registrations with or by any governmental agency or instrumentality or any other person or entity are necessary in connection with the execution or delivery by Buyer of this Agreement, the consummation by Buyer of the transactions contemplated hereby, or the performance of Buyer's obligations hereunder. All such necessary consents, approvals, filings or registrations which have not been obtained on the date hereof shall be obtained by Buyer, at its cost and expense, prior to the delivery of the Assets.

     4.3 Absence of Defaults. Buyer is not in default under, or in violation of, any provision of its Certificate of Incorporation, as amended, or By-Laws, as amended, or any indenture, mortgage, deed of trust, loan agreement or similar debt instrument, or any other agreement to which it is a party or by which it is bound or to which any of its properties is subject, nor is Buyer aware of any fact, circumstance or event which has occurred which, upon notice, lapse of time or both, would constitute such a default or violation. Buyer is not in violation of any statute, rule, regulation or order of any court or Federal, state or local governmental agency or instrumentality having jurisdiction over it or any of its properties.

     4.4 Litigation and Claims. Except as provided on Schedule 4.4, there is no action, suit or proceeding pending, or to the Buyer's knowledge, threatened against or affecting the Buyer in any court, before any arbitrator or before or by any governmental body which (i) affects the validity or enforceability of this Agreement or (ii) could materially and adversely affect the ability of Buyer to perform Buyer's obligations hereunder, or under any document to be delivered pursuant hereto.

     4.5 Compliance with Laws. Buyer is in compliance with and not in default under or in violation of any applicable federal, state or local statutes, ordinances, rules, regulations, safety standards, environmental standards or any other applicable law that could affect its ownership or use of the Assets. Buyer is not insolvent and the transfer of the Assets provided for herein does not constitute a fraudulent conveyance or any other violation of creditor rights.
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     4.6 Full Disclosure. The representations, warranties, covenants and statements of Buyer in this Agreement, including those in any certificate or other document furnished by Seller to Buyer pursuant to this Agreement, are complete, current and accurate, do not contain or will not contain any untrue statement of material fact, and do not omit or will not omit to state any material fact necessary to make each representation, warranty, covenant and statement accurate and not misleading in any material respect. Buyer has, and prior to the Transfer Date shall have, provided to Seller, in writing, any information necessary to insure that the representations, warranties, or statements made to Seller are complete, current and accurate and are not misleading in any material respect.

     4.7 Brokers. No broker or finder has acted for Buyer in connection with this Agreement or the transactions contemplated hereby and no broker or finder is entitled to any brokerage commissions, finder's fee or other compensation based on agreements or arrangements made by Buyer.

                            V. RESERVATION OF RIGHTS

     Except with respect to any product relating in any way to medical imaging, Seller reserves a royalty-free, irrevocable, non-exclusive, nontransferable worldwide license to (i) use, execute, reproduce, display, perform, and distribute Technology and Related Documentation, and (ii) prepare, use, execute, reproduce, display, perform, and distribute Derivative Products, but only to the extent such products are developed exclusively by Seller. Seller agrees that, with respect to any product relating in any way to medical imaging, it shall have no license to (i) use, execute, reproduce, display, perform, and distribute Technology and Related Documentation, or (ii) prepare, use, execute, reproduce, display, perform, and distribute Derivative Products. As used in this Agreement, the term "medical imaging" includes, but is not limited to, imaging of medical images, including, but not limited to, all DICOM images and studies, ultrasound images and studies, CAT scans, MRI scans, positron emission tomography scans, emission CT scans, functional MRI scans, angiography images and studies, cineangiography images and studies, echocardiography images and studies, mammography images and studies, gastroenterology images and studies, ophthalmology images and studies, dermatology images and studies, endoscopic images and studies, computed radiography images and studies, direct radiography images and studies, single photon emission computed tomography images and studies, and all other medical images in the future reasonably related thereto.



                                VI. CONSIDERATION

     6.1 Payments. As consideration for the sale of the Assets and the Bill of Sale and Assignment, Buyer shall assume the obligations referred to in Section
8.2 and shall pay Seller in accordance with the following:

     (a) on the Transfer Date, Buyer shall issue and deliver or direct Buyer's transfer agent to deliver to the Seller certificate(s) representing good and valid title to One Hundred Thousand (100,000) restricted shares of Buyer's Common Stock, par value $0.01 per share;

     (b) during the five (5) year period beginning on the date of this Agreement, Buyer shall pay Seller the sum of One Thousand Five Hundred Dollars ($1,500.00) per license for each license of IMS and each Derivative Product based thereon sold by or on behalf of Buyer after the Transfer Date, until Five Hundred (500) copies have been sold and paid for. The fees set forth in this
Section 6.1(b) shall be paid by Buyer to Seller only after Buyer has been paid in full for each such license. The fees set forth in Section 6.1(b) shall be limited to a maximum amount of Seven Hundred and Fifty Thousand Dollars and No Cents ($750,000.00) and shall only be due and owing for each
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license actually paid for. No amounts under this Section 6.1(b) shall be owed after the fifth anniversary of the date of this Agreement; and

     (c) during the five (5) year period beginning on the date of this Agreement, Buyer shall pay Seller the sum of Two Hundred Dollars and No Cents ($200.00) for each license of FISS and each Derivative Product based thereon sold by or on behalf of Seller after the Transfer Date, until Five Hundred (500) copies have been sold and paid for. The fees set forth in this Section 6.1(c) shall be paid by Buyer to Seller only after Buyer has been paid in full for each such license. The fees set forth in Section 6.1(c) shall be limited to a maximum amount of One Hundred Thousand Dollars and No Cents ($100,000.00) and shall only be due and owing for each license actually paid for. No amounts under this
Section 6.1(c) shall be owed after the fifth anniversary of the date of this Agreement.

     6.2 Late Payments. Buyer shall pay to Seller all per copy fees due hereunder within forty-five (45) days after the end of each calendar month until the respective payment obligations set forth in Section 6.1 have been satisfied. All amounts that are not paid to Seller when due shall accrue interest from the due date until paid in full at a rate equal to the lesser of twelve percent (12%) per annum or the highest rate allowed by applicable law.

     6.3 Taxes. All payments under this Agreement are exclusive of taxes, duties and similar charges. Buyer agrees to pay and be responsible for all such taxes and other charges (except for taxes based upon Seller's net income or capital gains), including, but not limited to, all sales, use, rental, transfer, receipt, personal property or other taxes which may be levied or assessed in connection with this Agreement.

     6.4 Reports. Buyer shall deliver to Seller monthly a report of each purchase order, contract or other agreement that relates to the license of products or any other activity that relates to the obligation to pay the per copy fees pursuant to Section 6.1. With each per copy fee payment, but in no event less than once each calendar quarter during the term hereof, Buyer shall deliver to Seller a report that describes the distribution of products in sufficient detail to enable Seller to verify the amount of per copy fees owed.

     6.5 Records and Audits. Buyer shall keep accurate records which show in detail all products delivered by Buyer that related to Buyer's obligations under this Agreement. Seller shall have the right to audit such records from time to time at Seller's expenses; provided, that Buyer shall reimburse Seller such reasonable expenses in the event that an underpayment for any period of five percent (5%) or more is found. Buyer shall provide Seller or Seller's agents with access to Buyer's records to perform such audits.

     6.6 Security Interest. Seller retains a security interest in the Technology and Related Documentation and all products and proceeds thereof until the obligation to pay per copy fees, as set forth in Sections 6.1(b) and 6.1(c), has been satisfied. Buyer agrees to execute all such further instruments as Seller may reasonably request to perfect Seller's security in the Technology and Related Documentation including, without limitation, any document necessary for Seller to file a financing statement.

     6.7 Registration Rights Agreement. Buyer and Seller, as signatories thereto, shall have executed and delivered the Registration Rights Agreement attached hereto as Schedule 6.7.

                          VII. SELLER RESPONSIBILITIES

     7.1 Delivery of Assets. Seller shall deliver the Assets pursuant to Section 2.3, including,
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but not limited to, all copies of any materials relating to the
Assets and all documentation of the foregoing which may be in the possession of Seller, its agents, affiliates, or employees.

     7.2 Assignment of Contracts. Seller shall assign to Buyer the contracts and agreements identified in Schedule 1.4. To the extent that the assignment of any such contract or agreement shall require the consent of another party thereto, this Agreement shall not constitute an assignment of the same if an attempted assignment would constitute a breach thereof. Seller shall use its best efforts to obtain any consent, approval or amendment required to novate and/or assign the contracts and agreements identified in Schedule 1.4. If such consent is not obtained, Seller will cooperate with Buyer in any reasonable arrangement acceptable to Buyer designed to provide Buyer the benefits under any such agreements.

     7.3 Representations and Warranties True on the Transfer Date. The representations and warranties of Seller contained in this Agreement, in the exhibits hereto, and in any certificate, document or statement delivered pursuant to the provisions hereof, shall be true and correct on and as of the Transfer Date as though such representations and warranties were made on and as of the Transfer Date.

     7.4 Assignment of Warranties. Seller shall assign to Buyer any and all warranties covering or affecting the Assets.

                          VIII. BUYER RESPONSIBILITIES

     8.1 Acceptance of Equipment. Except as set forth in this Agreement, Buyer shall accept "AS IS" the Equipment and related software being transferred to Buyer under the Bill of Sale and Assignment being executed concurrently herewith.

     8.2 Assumption of Obligations. Buyer shall assume, and agrees to perform and fulfill on or after the effective date of this Agreement, all obligations to be performed by Seller under the terms of the contracts and agreements being assigned to Buyer hereunder and listed in Schedule 1.4 hereto.

     8.3 Representations and Warranties True on the Transfer Date. The representations and warranties of Buyer contained in this Agreement, in the exhibits hereto, and in any certificate, document or statement delivered pursuant to the provisions hereof, shall be true and correct on and as of the Transfer Date as though such representations and warranties were made on and as of the Transfer Date.

     8.4 Seller's Logo. Buyer agrees to remove Seller's logo from the Technology and Related Documentation.

                                 IX. WARRANTIES

     Buyer acknowledges that it has been afforded the opportunity by Seller to review the Technology and Related Documentation to the extent deemed prudent by Buyer. EXCEPT AS SET FORTH IN THIS AGREEMENT, ALL TECHNOLOGY AND RELATED DOCUMENTATION SOLD, TRANSFERRED AND ASSIGNED TO BUYER UNDER THIS AGREEMENT ARE PROVIDED "AS IS" WITHOUT WARRANTIES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

                               X. INDEMNIFICATION
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     10.1 Indemnification.

     (a) Seller shall indemnify, defend, protect and hold Buyer harmless from and against any and all claims, losses, expenses, damages, obligations, deficiencies and liabilities of any kind, including, without limitation, costs of investigation, interest, fines and penalties, reasonable attorney's fees and any and all costs, expenses and fees incident to any suit, action or proceeding incurred or sustained by Buyer which arise out of, result from or are related to: (i) Seller's breach of any representation, warranty, covenant, agreement or obligation of Seller contained herein or in any other instrument or document executed and delivered by Seller in connection herewith; or (ii) any or all liabilities or obligations arising out of or in any manner relating to the operation of the Business or any event occurring on or prior to the Transfer Date related thereto or the Assets.

     (b) Buyer shall indemnify, defend, protect and hold Seller harmless from and against any and all claims, losses, expenses, damages, obligations, deficiencies and liabilities of any kind, including, without limitation, costs of investigation, interest, penalties, reasonable attorney's fees and any and all costs, expenses and fees incident to any suit, action or proceeding incurred or sustained by Seller which arise out of, result from or are related to Buyer's breach of any representation, warranty, covenant, agreement or obligation of Buyer contained herein or in any other instrument or document executed and delivered by Buyer in connection herewith.

     (c) Buyer and Seller agree that, upon receipt by either party of a claim or notice thereof in respect of which indemnity, defense, protection or hold harmless may be sought under this Article 10, said party ("Claimant") shall give written notice within ten (10) days thereafter ("Notice of Claim") to the party from whom indemnification, defense, protection or hold harmless may be sought hereunder ("Indemnitor"). No indemnification, defense, protection or hold harmless under this Article 10 shall be available to any party who fails to give the required Notice of Claim within such ten (10) days period if the party to whom such notice should have been given was unaware of the matter and was prejudiced by the failure to receive the Notice of Claim in a timely manner. The Indemnitor shall be entitled at its own expense to participate in the defense of any clam or action against the Claimant. The Indemnitor shall have the right to assume the entire defense of such claim provided that (i) the Indemnitor provides written notice of its desire to defend such claim (the "Notice of Defense") to the Claimant within fifteen (15) days after Indemnitor's receipt of the Notice of Claim; (ii) the Indemnitor's defense of such claim shall be without cost to the Claimant or prejudice to the Claimant's rights under this
Article 10; (iii) counsel chosen by the Indemnitor to defend such claim shall be reasonably acceptable to Claimant, (iv) the Indemnitor shall bear all costs and expenses in connection with the defense of such claim; (v) the Claimant shall have the right, at the Claimant's expense, to have Claimant's counsel participate in the defense of such claim; and (vi) the Claimant shall have the right to receive periodic reports from the Indemnitor and Indemnitor's counsel with respect to the state and details of the defense of such claim and shall have the right to make direct inquiries to Indemnitor's counsel in this regard.

     10.2 Seller agrees to indemnify and defend Buyer against any claim that the Technology or Related Documentation infringes a copyright, trademark, trade secret, United States patent or other intellectual property right, and will pay resulting settlements, costs, damages and attorney's fees finally awarded, provided that such claim is based solely upon the Technology and Related Documentation transferred hereunder. Seller represents that, to the best of its knowledge, there are no pending or current lawsuits or claims regarding the Technology and Related Documentation.

     10.3 The foregoing indemnities are conditioned upon the prompt written notice of any claim or proceeding, cooperation in the defense and settlement of such claim, and prior written agreement of the Indemnitor to any settlements as set forth in Section 10.1 hereto.

     10.4 NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, PUNITIVE OR INCIDENTAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS OR OTHER COMMERCIAL LOSS OF ANY NATURE WHATSOEVER, EVEN IF INFORMED OF THEIR POSSIBILITY.

                                   XI. GENERAL

     11.1 Survival of Representations, Warranties and Covenants. The respective representations, warranties and covenants of Buyer and Seller made herein or in any certificate or other document delivered pursuant to this Agreement, including, without limitation, the obligations of indemnity, defense, protection, and holding harmless hereunder, shall survive the Transfer Date and the consummation of the transactions contemplated hereby until the applicable statute of limitations has run, notwithstanding any examination made by or for the party to whom such representations, warranties or covenants were made, the knowledge of any officers, directors, shareholders, employees or agents of the party, or the acceptance of any certificate or opinion.

     11.2 Schedules. The Schedules attached hereto and referred to in this Agreement are hereby incorporated into this Agreement and made a part hereof.

     11.3 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed, construed, and considered to be an original, but all of which shall constitute one and the same instrument, when signed by both of the parties hereto.

     11.4 Attorneys' Fees. In the event an action or suit is brought by any party hereto to enforce the terms of this Agreement, the prevailing party shall be entitled to the payment of its reasonable attorney's fees and costs, as determined by the judge of the court.

     11.5 Severability. The invalidity or unenforceability of any particular provision of this Agreement, or any part thereof, shall not effect the other provisions hereof and this Agreement shall be continued in all respect as if such invalid or unenforceable provision were omitted herefrom.

    11.6 Further Documentation. Each party shall execute and deliver such further and additional instruments and documents and do such further and additional acts as may be required to carry out the intents and purposes of this Agreement.

     11.7 Notices. Any notice required or permitted to be made or given by either party to this Agreement will be sufficiently made or given on the date of issuance if sent by such party to the other party by register or certified mail, telecopy, commercial courier, personal delivery, or a similar reliable delivery method, addressed as set forth below:

     For Buyer:                                 For Seller:

          CompuRAD, Inc.                              Star Technologies, Inc.
          1350 North Kolb Road                        515 Shaw Road
          Tucson, Arizona 85715                       Sterling, Virginia 20166

          Attn: Dr. Philip Berman                     Attn: CEO
          Fax: (520) 298-1400                         Fax: (703) 435-3268

     11.8 Seller and Buyer, in executing this Agreement, do not rely on any inducements, promises or representations made by the other except for those recited herein.

     11.9 Buyer shall, at its own expense, comply with any governmental law, statute, ordinance, administrative order, rule or regulation relating to its duties under this Agreement and shall procure all licenses and pay all fees and other charges required thereby.

     11.10 This Agreement does not constitute either party as an agent, employee or representative of the other party for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of, or in the name of, the other party. All support and other agreements between Buyer and its customers are Buyer's exclusive responsibility, and any commitments made by Buyer to its customers with respect to the performance of the Technology are Buyer's sole responsibility.

     11.11 Seller is willing to enter into this Agreement and transfer the Technology and Related Documentation to Buyer only in consideration of and in reliance upon the provisions contained in this Agreement that limit Seller's exposure to liability. Such provisions constitute an essential part of the bargain underlying this Agreement and have been reflected in the consideration agreed upon by the parties.

     11.12 Nothing in this Agreement confers upon Buyer any right to use Seller's trademarks, trade names, or service marks in connection with any non-Seller product, service, promotion or publication.

     11.13 The parties hereto waive their right, if any, to trial by jury for any dispute between them based on or arising out of this Agreement.

     11.14 The validity, construction, and performance of this Agreement will be governed by the substantive law of the State of Delaware, without regard to conflict of laws principles. In the event any dispute or controversy arising out of this Agreement cannot be settled by the parties, such controversy or dispute shall be submitted to arbitration in Sterling, Virginia, if the arbitration is commenced by Buyer, or in Tucson, Arizona, if the arbitration is commenced by Seller. In the event the parties cannot mutually agree upon the arbitrator to settle their dispute or controversy, each party shall then select one arbitrator and the two so selected shall select a third arbitrator. If either party fails to select an arbitrator within fifteen (15) days after written demand from the other party to do so, or if the two arbitrators selected fail to select a third arbitrator within fifteen (15) days after the last of such selected arbitrators is appointed, then such arbitrator or arbitrators shall be selected pursuant to the then existing rules and regulations of the American Arbitrator Association governing commercial transactions. The decision of the majority of said arbitrators shall be binding upon the parties hereto for all purposes and judgment to enforce any such decision may be entered in the Circuit Court of Loudoun County, Virginia or the Superior Court for Pima County, Arizona (and for this purpose each party expressly and irrevocably consents to the jurisdiction of these courts). At the request of either party, the arbitration proceedings shall be conducted in the utmost secrecy. In that event, all documents, testimony and records shall be received, heard and maintained by the arbitrators in secrecy, available for inspection only by either party and by their respective attorneys and experts who shall agree, in advance and in writing, to receive all such information in secrecy. In all other respects, the arbitrators shall conduct all proceedings pursuant to the Uniform Arbitration Act as adopted in the Commonwealth of Virginia, if the arbitration is commenced by Buyer, or as adopted in the State of Arizona, if the arbitration is commenced by Seller and the then existing rules and regulations of the American Arbitration Association governing commercial transactions to the extent such rules are not inconsistent with such Act and this Agreement.

     11.15 No amendment or modification of this Agreement shall be effective unless set forth in a writing executed by the parties' authorized representatives. No waiver of any provision of this Agreement shall be effective unless it is set forth in a writing which refers to the provisions so waived and the instrument in which such provision is contained and is executed by an authorized representative of the party waiving its rights. No failure or delay by either party in exercising any right, power or remedy will operate as a waiver of any such right, power or remedy. This Agreement does not create a third party beneficiary nor shall any act or failure to act create a third party beneficiary.

     11.16 If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, the remaining provisions of this Agreement will remain in full force and effect.

     11.17 The provisions of this Agreement shall be construed and interpreted fairly to both parties without regard to which party drafted the same.

     11.18 The provisions of this Agreement constitute the entire agreement between the parties and supersede all prior agreements, oral or written, and all other communications relating to the subject matter hereof.

     11.19 Except as described in this Agreement, the Schedules hereto, the Bill of Sale and Assignment, and all documents associated therewith, upon execution of this Agreement by the parties, the parties have no further obligation whatsoever to each other.

     11.20 This Agreement, together with its attachments, are considered confidential between the parties and are not to be disclosed without prior written consent of the non-disclosing party.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized representatives as of the date first above written.


STAR TECHNOLOGIES, INC.                       COMPURAD, INC.



By:      /s/ Robert C. Compton                By:   /s/ Phillip Berman
        -------------------------                   ---------------------------
Name:    Robert C. Compton                    Name:  Dr. Phillip Berman
Title:   Chairman, President & CEO            Title:  Chairman, President & CEO